Exhibit 10.29

AMENDMENT NO. 1 TO LEASE AND LEASE AGREEMENT

AMENDMENT NO. 1 (“Amendment”), dated as of July 1, 2021, between Carnegie 103 Associates, LLC, a Delaware limited liability company, with offices c/o Boston Properties at 101 Carnegie Center, Suite 104, Princeton, New Jersey 08540 (the “Landlord”), and LianBio, LLC, a Delaware limited liability company, with offices at 103 Carnegie Center Drive, Suite 215, Princeton, NJ 08540 (“Tenant”), to the Lease and Lease Agreement, dated as of June 18, 2020, between Landlord and LianBio, an exempted company organized under the laws of the Cayman Islands (“Parent Entity”), as predecessor in interest to Tenant (the “Lease”).

Background. Landlord and Parent Entity entered into the Lease and Parent Entity hereby desires to assign to Tenant, and Tenant desires to assume from Parent Entity, the Lease and all obligations of Parent Entity thereunder. Further, the Tenant desires to (a) increase the size of the Leased Premises, (b) relocate to other premises located on the third floor of the Building, and (c) extend the term of the Lease. The Landlord is amenable. The Tenant is prepared to: (i) surrender the Initial Leased Premises on the Initial Leased Premises Termination Date to the Landlord as described below, (ii) forego any further right it might otherwise have to use the Initial Leased Premises following the Initial Leased Premises Termination Date by virtue of the Lease, and (iii) relocate to the Substitute Leased Premises, as said term is defined below. The purpose of this Amendment is to set forth the terms and conditions of the foregoing.

Defined Terms. Initially capitalized terms used but not defined in this Amendment but that are defined in the Lease shall retain their definitions set forth in the Lease, except to the extent they may be deleted or modified in this Amendment.

1 As of the date hereof, Parent Entity hereby assigns to Tenant, and Tenant hereby assumes the Lease and all obligations of Parent Entity thereunder.

2 The Landlord and the Tenant hereby amend the Lease, subject to all the terms and conditions set forth below:

2.1 The definition of “Leased Premises” set forth in Exhibit E of the Lease is amended by deleting it in its entirety and substituting the following therefor: “‘Leased Premises’ means the Initial Leased Premises and, commencing on the Substitute Leased Premises Commencement Date, the Initial Leased Premises and the Substitute Leased Premises and commencing on the date immediately following the Initial Leased Premises Termination Date, only the Substitute Leased Premises.”

2.2 The definition of “Renewal Term” set forth in Exhibit E of the Lease is amended by deleting it in its entirety and substituting the following therefor: “‘Renewal Term’ means at the time of reference, any portion of the Term, other than the Substitute Leased Premises Initial Term, as to which the Tenant has properly exercised an Option to Renew.”

2.3 The definition of “Tenant’s Share” set forth in Exhibit E of the Lease is amended by deleting it in its entirety and substituting the following therefor: “‘Tenant’s Share’ of any amount means 1.20%, until the Substitute Leased Premises Commencement Date, and thereon and thereafter means 7.47%.”

2.4 The definition of “Term” set forth in Exhibit E of the Lease is amended by deleting it in its entirety and substituting the following therefor: “’Term’ means with respect to the Initial Leased Premises, the Initial Leased Premises Initial Term, and with respect to the Substitute Leased Premises, the Substitute Leased Premises Initial Term, plus at the time of reference, any Renewal Term.”

2.5 The following new definitions are added to Exhibit E of the Lease:

61“Initial Leased Premises” means that certain Leased Premises identified in the Lease and Lease Agreement by and between Landlord and Tenant dated June 18, 2020 and comprised of 1,148 square feet at 103 Carnegie Center.

62 “Initial Leased Premises Termination Date” means that date which is the seventh (7th) day immediately following the Substitute Leased Premises Commencement Date.

63 “First Lease Amendment” means that certain Amendment No. 1 to Lease and Lease Agreement dated as of July 1, 2021, between Landlord and Tenant.

64 “Substitute Leased Premises” means that portion of the interior of the Building (as viewed from the interior of the Substitute Leased Premises) bounded by the interior sides of the unfinished floor and the finished ceiling on the third floor (as the floors have been designated by the Landlord) of the Building, the centers of all Common Walls and the exterior sides of all walls other than Common Walls, the outline of which floor space is set forth on the diagram set forth in Exhibit A-1 attached hereto, which portion contains 7,152 square feet of gross rentable floor space; and references within this Agreement to the gross rentable floor space of the Substitute Leased Premises shall mean the quantity herein specified, which shall not be subject to re-measurement.

65 “Substitute Leased Premises Commencement Date” is defined in subsection 4 of this Agreement.

66 “Substitute Leased Premises Landlord’s Work” means the work to be performed by the Landlord pursuant to subsection 5.4 of this Agreement.

67 “Substitute Leased Premises Substantial Completion” means that the Substitute Leased Premises Landlord’s Work shall have been substantially completed.

68 “Substitute Leased Premises Substantial Completion Date” means the date that Substitute Leased Premises Substantial Completion has been achieved, adjusted to an earlier date to compensate the Landlord for the cumulative number of days of delay attributable to Substitute Leased Premises Tenant Delay (if any).

69 “Substitute Leased Premises Tenant Delay” means any period of delay encountered by the Landlord or its general contractor selected to perform the Substitute Leased Premises Landlord’s Work in achieving Substitute Leased Premises Substantial Completion or the issuance of the Municipality’s building permits, if any, that is attributable to the following: (i) any material changes made at the request of the Tenant to the Substitute Leased Premises Landlord’s Work after the date hereof; (ii) the failure of the Tenant to select the single color of the paint to be applied and the flooring to be installed as part of the Substitute Leased Premises Landlord’s Work from the Landlord’s samples within seven (7) business days after the later to occur of (a) the execution and delivery to the Landlord of the First Lease Amendment by the Tenant, and (b) the execution and delivery to the Tenant of the First Lease Amendment by the Landlord; (iii) any labor dispute or disharmonious labor relations with the Landlord’s general contractor, any of its subcontractors or any of their sub-subcontractors (of any tier) caused by any direct contractor or other agent of the Tenant or any of its subcontractors or any of their sub-subcontractors (of any tier) when performing any preparation of the Substitute Leased Premises; (iv) any work performed by or for the Tenant (other than the Substitute Leased Premises Landlord’s Work), or any delay in the commencement or performance or completion of any such work, which impedes the orderly coordination, sequence and progress of the Substitute Leased Premises Landlord’s Work; (v) any flaw or other deficiency in any work performed by any direct contractor of the Tenant or any of its subcontractors or their sub-subcontractors (of any tier); (vi) any failure of any direct contractor of the Tenant or any of its subcontractors or their sub-subcontractors (of any tier) to properly connect and interface with the Substitute Leased Premises Landlord’s Work, including, without limiting the generality of the foregoing, the installation of the Tenant’s telecommunications and data wiring and cabling and furniture, fixtures, equipment and other installations not included in the Substitute Leased Premises Landlord’s Work; (vii) any delay in the Substitute Leased Premises Landlord’s Work encountered as a result of attempting to integrate work of the Tenant’s direct contractors with the Substitute Leased Premises Landlord’s Work; (viii) any suspension or stoppage of the Substitute Leased Premises Landlord’s Work at the request or instance of the Tenant or any of its agents; (ix) the request by the Tenant for materials, finishes or installations other than Building Standard; and (x) any other delay caused by the Tenant or its design professionals, engineers, direct contractors, employees or other agents of which the Landlord shall have advised the Tenant or its construction manager which is not cured within a reasonable time after receipt of written notice by Tenant.

70 “Substitute Leased Premises Initial Term” shall have the meaning in Section 4.1.

71 “Substitute Leased Premises Lease Year” shall be the twelve full calendar months commencing on the Substitute Leased Premises Commencement Date.

2.6 Section 2 of the Lease is amended by adding the following new subsection 2.3 thereto:

“2.3 The Landlord shall lease to the Tenant, and the Tenant shall accept and lease from the Landlord, the Substitute Leased Premises from the Substitute Leased Premises Commencement Date for the term provided in subsection 4.1 of this Agreement. The Substitute Leased Premises consist of 7,152 square feet of gross rentable floor space on the third floor of 103 Carnegie Center, as more fully described in the definition of Substitute Leased Premises set forth in Exhibit E attached hereto.”

2.7 Subsection 3.2 of the Lease is amended by deleting the existing rent table and replacing it with the following:

“The Basic Rent for the Initial Leased Premises shall be at the rate per year set forth as follows:

Period	Annual Rental Rate
Commencement Date through Lease Year One	$38,458.00
Lease Year Two through the Substitute Leased Premises Commencement Date	$39,032.00

The Basic Rent for the Substitute Leased Premises shall be at the rate per year set forth below:

Period	Annual Rental Rate
Substitute Premises Commencement Date through the end of Substitute Leased Premises Lease Year 1.	$243,168.00
Substitute Leased Premises Lease Year 2	$246,744.00
Substitute Leased Premises Lease Year 3	$250,320.00

All Tenant Janitorial and Tenant Electric charges shall remain consistent with the Lease.

2.8 Subsection 4.1 of the Lease is amended by deleting said subsection in its entirety and substituting the following therefor:

“4.1 The Initial Leased Premises Initial Term shall commence on the Commencement Date and shall expire on the Substitute Leased Premises Commencement Date, unless sooner terminated in accordance with section 24 of this Agreement. The “Substitute Leased Premises Initial Term” shall commence on the Substitute Leased Premises Commencement Date and shall continue for three (3) Lease Years, unless sooner terminated in accordance with section 24 of this Agreement.”

2.9 Subsection 4 of the Lease is amended by adding the following new subsections 4.5, 4.6 and 4.7 thereto:

“4.5 Unless the condition contemplated by subsection 4.6 of this Agreement occurs, the Substitute Leased Premises Commencement Date shall be the Substitute Leased Premises Substantial Completion Date, adjusted to an earlier date to compensate the Landlord for the cumulative number of days of Substitute Leased Premises Tenant Delay.

4.6 In the event the Tenant occupies the Substitute Leased Premises for the conduct of business earlier than the Substitute Leased Premises Substantial Completion Date, the Substitute Leased Premises Commencement Date shall be the first date of such earlier taking of possession or occupancy.

4.7 Once it is ascertained in accordance with subsections 4.3, 4.4, 4.5 and/or 4.6 of this Agreement, the Landlord shall give prompt written notice of the Substitute Leased Premises Commencement Date to the Tenant; and if the Tenant does not object thereto by notice given to the Landlord within ten (10) days of receipt of the Landlord’s written notice, the date set forth in the Landlord’s notice shall thereafter be conclusively presumed to be the Substitute Leased Premises Commencement Date.”

2.10 (i) Subsection 5.5 of the Lease is hereby revised and renumbered as Subsection 5.2, (ii) Subsection 5.6 of the Lease is hereby revised and renumbered as Subsection 5.3 and (iii) Section 5 of the Lease is hereby amended by adding the following as new subsections 5.4, 5.5 and 5.6 thereto:

“5.4 The Landlord shall, at its sole cost and expense, perform the Substitute Leased Premises Landlord’s Work prior to the Substitute Leased Premises Commencement Date. Otherwise, the Tenant shall accept the Substitute Leased Premises on the Substitute Leased Premises Commencement Date in its then “AS IS” condition. The Substitute Leased Premises Landlord’s Work shall mean completing the following, using Building Standard materials and methods, (a) re-painting the existing painted walls and painting the new walls in the Substitute Leased Premises, (b) re-carpeting the existing carpeted floors in the Substitute Leased Premises, and (c) demolishing the existing demising wall to create the Substitute Leased Premises. The Tenant shall select the single color of paint to be applied and the carpeting to be installed as part of the Substitute Leased Premises Landlord’s Work from the Landlord’s Building standard samples within seven (7) business days after the later to occur of (i) the execution and delivery to the Landlord of the First Lease Amendment by the Tenant, and (ii) the execution and delivery to the Tenant of the First Lease Amendment by the Landlord. The Landlord shall cause the Substitute Leased Premises Landlord’s Work to be performed with good materials and workmanship, and in compliance with all applicable laws.

The design and construction of any alterations, improvements or other modifications to the Substitute Leased Premises in addition to the Substitute Leased Premises Landlord’s Work made at the written request of the Tenant shall be at the sole cost and expense of the Tenant, and which may result in a Tenant Delay. Landlord and Tenant acknowledge and agree that in addition to the

Substitute Leased Premises Landlord’s Work, Landlord shall perform, at the Tenant’s sole cost and expense, additional work requested by Tenant as set forth on Exhibit H hereto (the “Tenant Requested Additional Work”), which Tenant Requested Additional Work may be further modified upon a written agreement of Landlord and Tenant. The Tenant shall pay Landlord for such Tenant Requested Additional Work within thirty (30) days after the invoicing therefor, provided, that, the cost estimate provided by the contractors hired to perform the Tenant Requested Additional Work shall be subject to the prior written approval of both Landlord and Tenant prior to the commencement of any such work.

5.5 The Tenant, using its own contractors, desires to install telecommunications and data wiring and cabling and furniture, fixtures and equipment in the Substitute Leased Premises prior to the Substitute Leased Premises Substantial Completion Date. The Landlord shall give to the Tenant at least twenty one (21) days’ advance notice of the Landlord’s projected date of the Substitute Leased Premises Substantial Completion Date granting access to the Substitute Leased Premises to the Tenant and its contractors to perform such installations. The Landlord hereby consents to and the Tenant and its contractors may have access to the Substitute Leased Premises prior to the Substitute Leased Premises Substantial Completion Date to perform such installations, provided that the Tenant (i) complies with its obligations under section 12 and 14 of this Agreement, and (ii) hereby acknowledges that such access and installation may cause Substitute Leased Premises Tenant Delay, of which the Landlord shall advise the Tenant at the time the Tenant requests such access. Notwithstanding anything contained in this Agreement to the contrary, there shall be no supervision, review, or inspection fee or other charge payable to the Landlord for its approval of or supervision of the Tenant’s installation of its telecommunications and data wiring and cabling and furniture, fixtures and equipment in the Substitute Leased Premises prior to the Substitute Leased Premises Substantial Completion Date.

5.6 The Tenant shall timely comply on a continuing basis with each of its obligations under sections 12 and 14 of this Agreement in advance of, and while, any of its employees, contractors or other agents are present in the Building or on the Property performing any alterations, improvements or other modifications in or other preparation of the Substitute Leased Premises.”

2.11 Section 6 shall be amended by adding new subsection 6.5 as follows:

“6.5 Tenants renewal rights pursuant to this Section 6 shall apply to the Substitute Leased Premises commencing on the Substitute Leased Premises Commencement Date. For the avoidance of doubt, the Option to Renew for one additional period of three (3) years shall apply to the Substitute Leased Premises.”

2.12 Section 21 of the Lease is amended by adding the following new sentence at the end thereof: “Notwithstanding the foregoing and anything contained in this Agreement to the contrary, with respect to the Initial Leased Premises, in lieu of the Tenant performing its restoration obligations under this Agreement with respect to the Initial Leased Premises (the “Deferred Restoration Obligations”) prior to the Initial Leased Premises Termination Date, (a) in the event that subsequent to the Initial Leased Premises Termination Date, the Landlord desires to perform all or a portion of the Deferred Restoration Obligations on the Tenant’s behalf, the Tenant shall pay to the Landlord the reasonable cost (without any administrative or oversight charge) to perform any such Deferred Restoration Obligations within thirty (30) days after the Landlord gives notice to the Tenant that the Landlord desires to perform any such Deferred Restoration Obligations, together with an invoice for the reasonable cost (without any administrative or oversight charge) to perform such Deferred Restoration Obligations, and (b) in the event that a replacement tenant for the Initial Leased Premises delivers to the Landlord a written agreement to retain all or a portion of the Deferred Restoration Obligations, the Landlord shall give notice to the Tenant that the Tenant shall be released from its obligations with respect to all or a portion, as the case may be, of the Deferred Restoration Obligations being retained by such replacement tenant. Notwithstanding anything contained in this Agreement to the contrary, with respect to the obligation of the Tenant to remove from the Initial Leased

Premises all movable property owned by the Tenant or anyone else other than the Landlord no later than the Initial Leased Premises Termination Date, in the event that no later than ten (10) days prior to the Initial Leased Premises Termination Date, the Tenant and a replacement tenant for the Initial Leased Premises deliver to the Landlord a written agreement between said parties providing for the replacement tenant to purchase from the Tenant all or a portion of such property, the Landlord shall give notice to the Tenant that the Tenant shall be released from its obligations with respect to the removal of all or a portion, as the case may be, of the property being purchased by such replacement tenant. Tenant shall comply with the balance of Section 21 with respect to the restoration of the Substitute Leased Premises.”

2.13 The security deposit in the amount of $6,409.67 set forth in Section 29 of the Lease shall be increased from and after the Substitute Leased Premises Commencement Date to $20,264.00.

2.14 Section 30 of the Lease is amended by adding the following new subsection 30.1.1 thereto:

“30.1.1 no broker or other agent has shown the Substitute Leased Premises or the Building to the Tenant, or brought either to the Tenant’s attention;

2.15 The Lease is amended by adding the following new section 46 thereto:

“46 Surrender of Initial Leased Premises.

46.1 The Tenant shall, at its sole cost and expense, no later than the Initial Leased Premises Termination Date, vacate, remove its personal property, equipment and other possessions, perform any restoration obligations and surrender possession of the Initial Leased Premises in accordance with Section 21 of this Agreement (the “Initial Leased Premises Surrender”), and relocate to the Substitute Leased Premises. In the event that the Tenant fails to timely and properly perform the Initial Leased Premises Surrender, the Tenant shall be deemed, for purposes of subsection 23.1.3 of this Agreement, to have remained in possession of the Initial Leased Premises after the Tenant’s obligation to surrender the Initial Leased Premises shall have arisen and thereupon the Landlord shall have the right to exercise its remedies in accordance with said subsection.

46.2 If no Event of Default shall have occurred prior to the Initial Leased Premises Termination Date and if the Tenant shall have timely and otherwise properly performed the Initial Leased Premises Surrender, the Tenant shall have no further liability under this Agreement with respect to Rent for the Initial Leased Premises for periods commencing on and after the Initial Leased Premises Termination Date, except for (i) the annual reconciliation of actual to projected escalations in Operational Expenses and Taxes for periods prior to the Initial Leased Premises Termination Date, and (ii) obligations expressly undertaken by the Tenant in this Amendment.”

2.16 The Lease is amended by adding the following new section 47 thereto:

“47 License Space.    Landlord and Tenant hereby acknowledge and agree that at any time prior to the Substitute Leased Premises Commencement Date, upon completion of the first phase of the Substitute Leased Premises such that the first phase is ready for occupancy (the “First Phase Space”), upon Tenant’s delivery of written notice to Landlord, Landlord shall provide Tenant with a license to use the First Phase Space pursuant to the terms of a separate license agreement acceptable to both Tenant and Landlord.”

2.17 The Lease is amended by adding the following new section 48 thereto:

“48 Guaranty.    Notwithstanding anything to the contrary that may be set for in this Agreement, this Agreement shall not become effective unless LianBio, an exempted company organized under the laws of the Cayman Islands, the direct owner of 100% of the equity interest in the Tenant, shall have executed and delivered its guarantee of the Tenant’s obligations under this Agreement.”

3 This Amendment shall be binding upon the parties hereto and their respective successors and assigns.

4 As amended by this Amendment, the Lease continues in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control.

5. Electronic Signatures. The parties acknowledge and agree that this Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above.

LANDLORD: CARNEGIE 103 ASSOCIATES, LLC By: Boston Properties Limited Partnership, its sole member and manager By: Boston Properties, Inc., its general partner

By:	/s/ John K. Brandbergh
Name:	John K. Brandbergh
Title:	Senior Vice President

TENANT:

LIANBIO, LLC, a Delaware limited liability company

By:	/s/ Brianne Jahn

Name:	Brianne Jahn

Title:	Head of US Operations

The undersigned Parent Entity is executing this Amendment with respect to Section 1 only:

PARENT ENTITY:

LIANBIO, an exempted company organized under the laws of the Cayman Islands

By:	/s/ Brianne Jahn

Name:	Brianne Jahn

Title:	Head of Operations and Finance, U.S.

EXHIBIT A-1

SUBSTITUTE LEASED PREMISES FLOOR SPACE DIAGRAM

EXHIBIT H